UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2017

American Realty Capital Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Recapitalization and Transition to Self-Management

On January 12, 2017, American Realty Capital Hospitality Trust, Inc. (the “Company”) and its operating partnership, American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), entered into (i) a Securities Purchase, Voting and Standstill Agreement (the “SPA”) with Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Brookfield Investor”), as well as related guarantee agreements with certain affiliates of the Brookfield Investor, and (ii) a Framework Agreement (the “Framework Agreement”) with the Company’s advisor, American Realty Capital Hospitality Advisors, LLC (the “Advisor”), the Company’s property managers, American Realty Capital Hospitality Properties, LLC and American Realty Capital Hospitality Grace Portfolio, LLC (together, the “Property Manager”), Crestline Hotels & Resorts, LLC (“Crestline”), an affiliate of the Advisor and the Property Manager that provides property management and other services with respect to the Company’s hotels, American Realty Capital Hospitality Special Limited Partnership, LLC (the “Special Limited Partner”), and, for certain limited purposes, the Brookfield Investor.

Pursuant to the terms of the SPA, at the initial closing thereunder (the “Initial Closing”), the Brookfield Investor has agreed to purchase (i) one share of a new series of preferred stock of the Company designated as the Redeemable Preferred Share, par value $0.01 per share (the “Redeemable Preferred Share”), for a nominal purchase price, and (ii) 9,152,542.37 units of a new class of limited partner interests in the OP entitled “Class C Units” (the “Class C Units”), for a purchase price of $14.75 per Class C Unit, or $135.0 million in the aggregate. Subject to the terms and conditions of the SPA, the Company also has the right to sell, and the Brookfield Investor has agreed to purchase, additional Class C Units at closings that may occur through February 2019 (“Subsequent Closings”) in an aggregate amount of up to $265.0 million. The terms of the Redeemable Preferred Share are set forth in the form of Articles Supplementary attached as an exhibit to the SPA (the “Articles Supplementary”) and the terms of the Class C Units, including distributions payable in cash and additional Class C Units (“PIK Distributions”) and certain redemption rights for both the holders of Class C Units and the Company, are set forth in the amended and restated agreement of limited partnership of the OP in the form attached as an exhibit to the SPA (the “A&R LPA”). The Articles Supplementary and the A&R LPA, the effectiveness and execution of which are conditions to the Initial Closing, also contain certain governance and approval rights with respect to the Company and the OP in favor of the holders of Class C Units. The SPA also contains certain standstill and voting restrictions applicable to the Brookfield Investor and certain of its affiliates with respect to the ownership of the Company’s common stock.

Pursuant to the terms of the Framework Agreement, effective as of, and contingent upon, the Initial Closing, (i) the Company’s arrangements with the Property Manager with respect to the Company’s hotels will be amended or terminated, in exchange for which the Property Manager and/or its designated affiliates will receive certain consideration in cash and the Company’s common stock, and (ii) the Company’s existing advisory agreement with the Advisor (the “Advisory Agreement”) will be amended to terminate in connection with the Initial Closing (subject to certain potential extensions). The Framework Agreement also includes agreements by the Advisor to use commercially reasonable efforts to assist the Company with its transition from an externally managed company to a self-managed company in connection with the completion of the Initial Closing. As part of this transition to self-management, certain of the employees of the Advisor or its affiliates who are currently involved in the management of the Company’s day-to-day operations, including all of the Company’s current executive officers, are expected to become employees of the Company at the Initial Closing. As a self-managed company and as contemplated by the SPA and the A&R LPA, the Company and the OP intend to continue operations following the Initial Closing under new corporate names: Hospitality Investors Trust, Inc. and Hospitality Investors Trust Operating Partnership, L.P.

The Advisor, the Property Manager and Crestline are under common control with AR Capital, LLC (“AR Capital”), the parent of the Company’s sponsor, and AR Global Investments, LLC, the successor to certain of AR Capital’s businesses. The Company’s existing material relationships with these entities are described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2016.

Other than as described in this Current Report on Form 8-K, there are no other material relationships between the Brookfield Investor, on the one hand, and either the Company or AR Global and its affiliates on the other hand.

The SPA and the transactions contemplated thereby were unanimously approved by the Company’s board of directors (the “Board”), and the Framework Agreement and the transactions contemplated thereby were unanimously approved by the independent members of the Board (collectively, the “Independent Directors”).

The overview above and the summaries below of the terms of the SPA, the Framework Agreement and the transactions and agreements contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the SPA (including the Articles Supplementary, the A&R LPA and other exhibits thereto) and the Framework Agreement (including the exhibits thereto), copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

The Initial Closing

Pursuant to the SPA, the gross proceeds from the sale of the Class C Units at the Initial Closing will be used as follows: (i) $47.3 million to redeem outstanding preferred equity interests in two wholly owned subsidiaries of the OP previously issued to finance a portion of the purchase price of certain hotels the Company acquired in February 2015 (the “Grace Preferred Equity Interests”); (ii) $26.9 million to pay a portion of the purchase price for certain hotels to be purchased pursuant to the Company’s existing purchase agreement initially entered into on June 2, 2015 (as amended from time to time thereafter, the “Summit Agreement”) with Summit Hotel OP, LP, the operating partnership of Summit Hotel Properties, Inc., and an affiliate thereof (collectively, “Summit”); (iii) $15.0 million to fund property improvement plans (“PIPs”) required by franchise agreements for the Company’s hotels and related lender reserves; (iv) $23.7 million to pay in full the Company’s outstanding loan to Summit pursuant to a loan agreement dated February 11, 2016 (as amended, the “Summit Loan”); (v) $10.0 million to pay cash amounts due to the Property Manager under the Framework Agreement; (vi) $4.0 million to pay the commitment fee payable to the Brookfield Investor (which was deemed earned at the signing of the SPA) (the “Commitment Fee”); and (vii) the remainder to pay transaction costs related to the SPA and for working capital.

Consummation of the Initial Closing is subject to the satisfaction of certain conditions, including, among other things, (i) the concurrent consummation of the transactions contemplated by the Framework Agreement, (ii) the Company having obtained (A) certain specified consents from the holders of the Grace Preferred Equity Interests and certain lenders, franchisors and ground lessors of the Company, subject to separate limits on the amount of costs that may be incurred by the Company to obtain these consents related to (1) the costs of any changes in the scope of the PIPs under the Company’s franchise agreements (“PIP Costs”) and (2) any other costs related to obtaining these consents, other than PIP Costs (“Consent Costs”), and (B) any other consents that, if not obtained, would reasonably be expected to be materially adverse to the Company and its subsidiaries, taken as a whole, (iii) the satisfaction by the Company of the debt yield test under the Company’s mortgage and mezzanine loans secured by 95 hotels required to exercise the one-year extension option thereunder through May 1, 2018, subject to no more than $5.0 million in principal being repaid in connection with satisfaction of the condition, (iv) no continuing event of default having occurred under certain of the Company’s material loan agreements, (v) the expansion of the Board to seven members, two of whom (including the chairperson of the Board) would be elected by the Brookfield Investor (each, a “Redeemable Preferred Director”) and two of whom would be independent directors recommended and nominated by the Board and approved by the Brookfield Investor (such approval not to be unreasonably withheld, conditioned or delayed) (each, an “Additional Independent”) pursuant to its rights as the holder of the Redeemable Preferred Share, (vi) the Company having granted the Brookfield Investor and its affiliates a waiver from the Aggregate Share Ownership Limit (as defined in the Company’s charter), (vii) the accuracy of each party’s representations and warranties (subject to certain materiality qualifications), including, among other things, the absence of certain actions that would be material and adverse to the Company and its subsidiaries, taken as a whole, (viii) each party’s material compliance with its covenants contained in the SPA, and (ix) no Material Adverse Effect (as defined under the SPA) having occurred.

Consummation of the Initial Closing is also subject to the filing of Articles Supplementary of the Company (the “Initial Articles Supplementary”) solely to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (“MGCL”) that would require a vacancy on the Board, with respect to any member of the Board elected by holders of shares of the Company’s common stock, to be filled only by the majority vote of the remaining directors and for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies notwithstanding anything to the contrary in the Company’s charter or bylaws. The Initial Articles Supplementary will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in connection with the execution and delivery of the SPA as described under Item 5.03 of this Current Report on Form 8-K.

Follow-On Fundings

Following the Initial Closing, subject to the terms and conditions of the SPA, the Company also has the right to sell, and the Brookfield Investor has agreed to purchase, additional Class C Units at the same price per unit as at the Initial Closing upon 15 business days’ prior written notice and in an aggregate amount not to exceed $265.0 million as follows (each such issuance, a “Follow-On Funding”):

•	On or prior to February 27, 2018, but no earlier than January 3, 2018, up to an amount that would be sufficient to reduce the outstanding amount of the Grace Preferred Equity Interests to approximately $223.5 million (the “First Follow-On Funding”). Proceeds from the First Follow-On Funding must be used by the OP exclusively to, concurrently with the closing of the First Follow-On Funding, redeem then outstanding Grace Preferred Equity Interests.

•	On or prior to February 27, 2019, but no earlier than January 3, 2019, up to the then outstanding amount of the Grace Preferred Equity Interests (the “Second Follow-On Funding”). Proceeds from the Second Follow-On Funding must be used by the OP exclusively to, concurrently with the closing of the Second Follow-On Funding, redeem all then outstanding Grace Preferred Equity Interests.

•	On or prior to February 27, 2019, in one or more transactions, up to an amount equal to the difference between the then unfunded portion of the Brookfield Investor’s $400.0 million funding commitment and the outstanding amount of the Grace Preferred Equity Interests. Proceeds from these Follow-On Fundings must be used by the OP exclusively to fund PIPs and related lender reserves, repay amounts then outstanding with respect to mortgage debt principal and interest and working capital.

Consummation of any Follow-On Funding is subject to the satisfaction of certain conditions, including, among others, (i) with the exception of the First Follow-On Funding, the satisfaction of a debt yield test, (ii) the Company having obtained any consents that, if not obtained, would reasonably be expected to be materially adverse to the Company and its subsidiaries, taken as a whole, (iii) no continuing event of default having occurred under certain of the Company’s material loan agreements, (iv) the accuracy of certain of each party’s representations and warranties (subject to certain materiality qualifications), including, among other things, the absence of certain actions that would be material and adverse to the Company and its subsidiaries, taken as a whole, (v) each party’s material compliance with its covenants contained in the SPA, (vi) no Material Adverse Effect having occurred, and (vii) no Material Breach (as defined in the A&R LPA, generally a breach by the Company of certain material obligations under the A&R LPA, subject to notice and cure provisions) or REIT Event (as defined in the A&R LPA, the Company’s failure to satisfy any of the requirements for qualification and taxation as a real estate investment trust (“REIT”) under certain circumstances, subject to notice and cure provisions) having occurred.

In addition, from February 27, 2018 through February 27, 2019, the Brookfield Investor will have the right to purchase, and the OP has agreed to sell, in one or more transactions, the then unfunded portion of the Brookfield Investor’s $400.0 million funding commitment in transactions of no less than $25.0 million each.

Termination and Guarantees

Under the SPA, either the Company or the Brookfield Investor may terminate the SPA if the Initial Closing has not occurred on or before June 30, 2017. In addition, the SPA may be terminated by either party prior to the Initial Closing in connection with the entry of an order, which has become final and non-appealable, permanently enjoining or otherwise prohibiting consummation of the transactions contemplated by the SPA prior to the Initial Closing or if the other party breaches the SPA to the extent that such breach would cause the failure of a condition to the Initial Closing, subject to a 30 business day cure right. The Company may terminate the SPA if the Brookfield Investor does not consummate the Initial Closing when it is required to do so, the Company delivers written notice to the Brookfield Investor and stands ready, willing and able to close and the Brookfield Investor fails to consummate the Initial Closing within five business days. Any termination of the SPA would not relieve any party from liability for any breach of the SPA prior to such termination, and the Commitment Fee must be paid upon termination of the SPA even if the Initial Closing does not occur.

The SPA also provides that the Company would have the right to seek specific performance of the Brookfield Investor’s obligations under the SPA.

In connection with entering into the SPA, certain affiliates of the Brookfield Investor delivered a limited guarantee and a funding guarantee pursuant to which such affiliates have agreed, on a several and not joint basis, to guarantee certain obligations of the Brookfield Investor.

Funding Failure

If all conditions to a Follow-On Funding are met and the Brookfield Investor does not purchase Class C Units as required pursuant to the SPA, then, subject to the notice and cure provisions set forth in the SPA, a Funding Failure (as defined in the SPA) will be deemed to have occurred and, subject to certain limitations, certain of the Brookfield Investor’s approval rights under the Articles Supplementary and the A&R LPA (as described below under “Approval Rights”), the rights of Class C Units to receive PIK Distributions, the convertibility of Class C Units into limited partner interests in the OP entitled “OP Units” (the “OP Units”) and the preemptive rights of holders of Class C Units under the A&R LPA would be suspended, subject to reinstatement (including payment of any PIK Distributions and related cash distributions to the extent not made) if (i) the Brookfield Investor or any other holder of Class C Units obtains a declaratory judgment or injunctive relief preventing the suspension of these rights, (ii) the parties otherwise agree that the conditions to the applicable Follow-On Funding were not met, or (iii) the Brookfield Investor consummates the applicable Follow-On Funding.

If the Company or the OP obtains a final, non-appealable judgment of a court of competent jurisdiction finding that a Funding Failure has occurred at the time of the Subsequent Closing (a “Funding Failure Final Determination”), and the Brookfield Investor does not then consummate such Subsequent Closing and pay any damages required in connection with the judgment within ten business days, then (i) all of the suspended rights under the A&R LPA and the Articles Supplementary (including approval rights under the A&R LPA that had not previously been suspended) would be permanently terminated, (ii) the Company would be entitled to redeem the Redeemable Preferred Share at its par value of $0.01, (iii) the OP would be entitled to redeem all or any portion of the then outstanding Class C Units in cash for their liquidation preference, (iv) all Class C Units received in respect of all PIK Distributions accrued from the date of the Initial Closing would be forfeited, and (v) the Brookfield Investor would be required to cause each of the Redeemable Preferred Directors to resign from the Board.

Representations and Warranties, Covenants and Indemnification

The SPA contains certain representations and warranties made by the Company and the OP, on the one hand, and certain representations and warranties made by the Brookfield Investor, on the other hand. The representations and warranties were made by the parties as of the date of the SPA. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the SPA and are qualified by information the parties provided to each other in disclosure letters delivered in connection with the SPA.

The SPA also contains certain covenants of the Company, the OP and the Brookfield Investor, including interim operating covenants restricting the Company and its subsidiaries (including the OP) from taking various actions between the date that the SPA was executed and the Initial Closing without the Brookfield Investor’s consent (not to be unreasonably withheld).

As a general matter, the Company’s representations and warranties survive the Initial Closing and any applicable Subsequent Closing under the SPA for 18 months. The Company is required to indemnify the Brookfield Investor and its affiliates in respect of any losses incurred by them arising out of any breach of the Company’s representations and warranties and covenants, and in connection with certain actions. Except in the case of certain fundamental representations, the Company’s obligation to indemnify the Brookfield Investor in respect of breaches of representations and warranties is subject to a $6.0 million deductible and a $25,000 per claim deductible. Other than with respect to claims in respect of breaches of certain fundamental representations and certain other representations, the Company’s indemnification obligations in respect of representation and warranty breaches is capped at $60.0 million, and the Company’s overall liability cap (outside of fraud or intentional misrepresentation) is the sum of (i) the Brookfield Investor’s aggregate investment in Class C Units purchased under the SPA through such time assuming compounding at a rate of 5% per annum and (ii) the amount of accrued and unpaid cash distributions payable on Class C Units held by the Brookfield Investor at the time payment is made.

In addition, if the Initial Closing occurs, the Company is required to reimburse the Brookfield Investor for its reasonable and documented out-of-pocket costs and expenses, up to $2.0 million in the aggregate.

Standstill and Voting

Pursuant to the SPA, from the Initial Closing until the 63-month anniversary of the Initial Closing (or, if earlier, the date that is six months after the date on which the Brookfield Investor and its affiliates own 5% or less of the Company’s common stock on an as-converted basis), the Brookfield Investor, together with its affiliates, other than certain specified affiliates of the Brookfield Investor (the Brookfield Investor together with such included affiliates, the “Covered Brookfield Entities”), will be subject to customary standstill restrictions related to, among other things, acquisition proposals, proxy solicitations, attempts to elect or remove members of the Board and other methods of seeking to control or influence the management or the policies of the Company. In addition, from the Initial Closing until the earlier of (i) the second anniversary of the Initial Closing, and (ii) the completion of all Follow-On Fundings, the Covered Brookfield Entities will not be permitted to acquire more than 15% of the Company’s common stock then outstanding on an as-converted basis in addition to shares of the Company’s common stock on an as-converted basis acquired pursuant to the SPA or A&R LPA. These standstill restrictions will terminate 90 days following any failure by the OP to redeem Class C Units that the Brookfield Investor or its affiliates have elected to be redeemed in accordance with the A&R LPA.

Pursuant to the SPA, the Covered Brookfield Entities are also subject to a standstill on voting that requires the Covered Brookfield Entities to vote any shares of the Company’s common stock owned by Covered Brookfield Entities in excess of 35% of the total number of shares of the Company’s common stock entitled to vote in accordance with the recommendations of the Board from the Initial Closing until the earliest to occur of: (i) a Material Breach, (ii) a REIT Event, (iii) the 63-month anniversary of the Initial Closing, (iv) the date on which the Covered Brookfield Entities, after having purchased Class C Units under the SPA resulting in the Covered Brookfield Entities owning at least 35% of the outstanding shares of the Company’s common stock on an as-converted basis, cease to own at least 35% of the outstanding shares of the Company’s common stock on an as-converted basis and (v) if the Covered Brookfield Entities have not purchased Class C Units under the SPA resulting in ownership of at least 35% of the outstanding shares of the Company’s common stock on an as-converted basis, February 27, 2019.

Approval Rights

The Articles Supplementary restricts the Company from taking certain actions without the prior approval of at least one of the Redeemable Preferred Directors and the A&R LPA restricts the OP from taking certain actions without the prior approval of the majority of the then outstanding Class C Units. Subject to certain limitations, both sets of rights will be subject to temporary and permanent suspension in connection with any Funding Failure and will no longer apply if the liquidation preference applicable to all Class C Units held by the Brookfield Investor and its affiliates is reduced to $100.0 million or less due to the exercise by holders of Class C Units of their redemption rights under the A&R LPA.

In general, subject to certain exceptions, prior approval will be required before the Company or its subsidiaries would be permitted to take any of the following actions: equity issuances; organizational document amendments; incurrence of indebtedness; affiliate transactions; sale of all or substantially all assets; bankruptcy or insolvency; dividends or other distributions; redemptions or repurchases of securities; adoption of, and amendments to, the annual business plan required to be prepared by the Company (including the annual operating and capital budget); hiring and compensation decisions related to certain key personnel; acquisitions; sales and dispositions; entry into new lines of business; settlement of material litigation; changes to material agreements; increasing or decreasing the number of directors on the Board; appointment of a new chairperson of the Board; nominating or appointing a director who is not independent; nominate or appoint the chairperson of the Board; and certain other matters.

After the 57-month anniversary of the Initial Closing, no prior approval will be required for debt incurrence, securities issuances and asset sales if the proceeds therefrom are used to redeem the then outstanding Class C Units in full.

In addition, notwithstanding these approval rights, the Board will be permitted to take such actions as it deems necessary, upon advice of counsel, to maintain the Company’s status as a REIT and to avoid having to register as an investment company under the Investment Company Act of 1940.

Terms of the Redeemable Preferred Share

The terms, rights, obligations and preferences of the Redeemable Preferred Share will be set forth in the Articles Supplementary, which will be filed with the SDAT.

The Redeemable Preferred Share will rank on parity with the Company’s common stock, with the same rights with respect to preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as the Company’s common stock.

The Redeemable Preferred Share will be redeemable at par value only for cash by the Company, at its election and subject to notice requirements, upon the occurrence of any of the following: (i) the first date on which no Class C Units remain outstanding; (ii) the date the liquidation preference applicable to all Class C Units held by the Brookfield Investor and its affiliates is reduced to $100.0 million or less due to the exercise by holders of Class C Units of their redemption rights under the A&R LPA; or (iii) the 11th business day after the date of a Funding Failure Final Determination if the Brookfield Investor does not consummate the applicable Follow-On Funding.

For so long as the Brookfield Investor holds the Redeemable Preferred Share, (i) the Brookfield Investor will have the right to elect two Redeemable Preferred Directors (who are required not to be subject to an event that would require disclosure in the Company’s definitive proxy statement pursuant to Item 401(f) of Regulation S-K promulgated by the SEC), as well as to approve (such approval not to be unreasonably withheld, conditioned or delayed) two Additional Independents to be recommended and nominated by the Board for election by the Company’s stockholders at each annual meeting; (ii) each committee of the Board, except any committee formed with authority and jurisdiction over the review and approval of conflicts of interest involving the Brookfield Investor and its affiliates, on the one hand, and the Company, on the other hand (a “Conflicts Committee”), will be required to include at least one of the Redeemable Preferred Directors, subject to satisfaction of independence requirements in the case of the audit committee or any other committee which is required to include only independent directors; and (iii) the Company will not make a general delegation of the powers of the Board to any committee thereof which does not include as a member a Redeemable Preferred Director, other than to a Conflicts Committee.

Beginning three months after the failure of the OP to redeem Class C Units when required to do so, until all Class C Units requested to be redeemed have been redeemed, the holder of the Redeemable Preferred Share will have the right to increase the size of the Board by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of the Board and fill the vacancies created by the expansion of the Board, subject to compliance with the provisions of the Company’s charter requiring at least a majority of the Company’s directors to be “Independent Directors.”

The Brookfield Investor is not permitted to transfer the Redeemable Preferred Share, except to an affiliate of the Brookfield Investor.

The holder of the Redeemable Preferred Share will generally vote together as a single class with the holders of the Company’s common stock at any annual or special meeting of stockholders of the Company. However, any action, including any amendment to the Company’s charter, including the Articles Supplementary, that would alter the terms of the Redeemable Preferred Share or the rights of its holder, will be subject to a separate class vote of the Redeemable Preferred Share.

In addition, the Redeemable Preferred Directors will have the approval rights set forth above under “Approval Rights” pursuant to the Articles Supplementary.

Bylaws

As a condition to the Initial Closing, the Company’s bylaws will be amended and restated in the form attached as an exhibit to the SPA to give effect to the rights of the holder of the Redeemable Preferred Share and the role of the Redeemable Preferred Directors under the Articles Supplementary described above.

Terms of the Class C Units

The terms, rights, obligations and preferences of the Class C Units will be set forth in the A&R LPA, which will be executed and delivered at the Initial Closing by the Company, the Brookfield Investor and BSREP II Hospitality II Special GP, OP LLC, an affiliate of the Brookfield Investor, as special general partner of the OP (the “Special General Partner”).

Rank

The Class C Units will rank senior to the OP Units and all other equity interests in the OP with respect to priority in payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the OP, whether voluntary or involuntary, or any other distribution of the assets of the OP among its equity holders for the purpose of winding up its affairs.

Distributions

Holders of Class C Units will be entitled to receive, with respect to each Class C Unit, fixed, quarterly cumulative cash distributions of 7.5% per annum from legally available funds. If the Company fails to pay these cash distributions when due, the per annum rate would increase to 10% until all accrued and unpaid distributions required to be paid in cash are reduced to zero. In addition, pursuant to the SPA, if the amount of Consent Costs exceed a specified limit prior to the Initial Closing, the per annum cash distribution rate will be 7.75% instead of 7.5%.

Holders of Class C Units will also be entitled to receive, with respect to each Class C Unit, a fixed, quarterly, cumulative distribution payable in Class C Units of 5% per annum. Upon the Company’s failure to redeem the Brookfield Investor when required to do so pursuant to the A&R LPA, the 5% per annum PIK Distribution rate will increase to a per annum rate of 7.5%, and would further increase by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%.

The number of Class C Units delivered in respect of the PIK Distributions on any distribution payment date will be equal to the number obtained by dividing the amount of PIK Distribution by the Conversion Price (as defined below).

The Brookfield Investor will receive tax distributions to the extent that the cash distributions are less than the tax (at the 35% rate) payable with respect to cash distributions, PIK Distributions, and any accrued but unpaid distributions. The Brookfield Investor will also receive tax distributions in certain limited situations in which it is allocated income as a result of converting Class C Units into OP Units but is unable to convert those OP Units into shares of the Company’s common stock. To the extent that the OP is required to pay tax distributions, the tax distributions will be advances of amounts the OP would otherwise pay the Brookfield Investor (e.g., if tax distributions are made with respect to PIK Distributions, then cash distributions with respect to PIK Distributions will be adjusted downward to reflect the tax distributions).

Liquidation Preference

The liquidation preference with respect to each Class C Unit as of a particular date is the original purchase price paid under the SPA or the value upon issuance of any Class C Unit received as a PIK Distribution, plus, with respect to such Class C Unit up to but not including such date, (i) any accrued and unpaid cash distributions and (ii) any accrued and unpaid PIK Distributions.

Conversion Rights

The Class C Units will be convertible into OP Units at any time at the option of the holder thereof at an initial conversion price of $14.75 (the “Conversion Price”). The Conversion Price will be subject to anti-dilution and other adjustments upon the occurrence of certain events and transactions.

Notwithstanding the foregoing, the convertibility of certain Class C Units may be restricted in certain circumstances described in the A&R LPA, and, to the extent any Class C Units submitted for conversion are not converted as a result of these restrictions, the holder will instead be entitled to receive an amount in cash equal to two times the liquidation preference of any unconverted Class C Units.

OP Units will, in turn, generally be redeemable for shares of the Company’s common stock on a one-for-one-basis or the cash value of a corresponding number of shares, at the election of the Company, in accordance with the terms of the A&R LPA. Notwithstanding the foregoing, with respect to any redemptions in exchange for shares of the Company’s common stock that would result in the converting holder owning 49.9% or more of the shares of the Company’s common stock then outstanding after giving effect to the redemption, for the number of shares of the Company’s common stock exceeding the 49.9% threshold, the redeeming holder may elect to retain OP Units or to request delivery in cash of the cash value of a corresponding number of shares.

Mandatory Redemption

Upon the consummation of any liquidation, sale of all or substantially all of the assets, dissolution or winding-up, whether voluntary or involuntary, sale, merger, reorganization, reclassification or recapitalization or other similar event of the Company or the OP (a “Fundamental Sale Transaction”) prior to the fifth anniversary of the Initial Closing, the holders of Class C Units will be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other limited partnership interests in the OP:

•	in the case of a Fundamental Sale Transaction consummated on or prior to February 27, 2019, an amount per Class C Unit in cash equal to such Class C Unit’s pro rata share (determined based on the respective Liquidation Preferences of all Class C Units) of an amount equal to (I) $800.0 million less (II) the sum of (i) the difference between (A) $400.0 million and (B) the aggregate purchase price paid under the SPA of all outstanding Class C Units (with the purchase price for Class C Units issued as PIK Distributions being zero for these purposes) and (ii) all cash distributions actually paid to date;

•	in the case of a Fundamental Sale Transaction consummated after February 27, 2019 and prior to the date that is 57 months and one day after the date of the Initial Closing, an amount per Class C Unit in cash equal to (x) two times the purchase price under the SPA of such Class C Unit (with the purchase price for Class C Units issued as PIK Distributions being zero for these purposes), less (y) all cash distributions actually paid to date; and

•	in the case of a Fundamental Sale Transaction consummated on or after the date that is 57 months and one day after the Initial Closing, an amount per Class C Unit in cash equal to the liquidation preference of such Class C Unit plus a make whole premium for such Class C Unit calculated based on a discount rate of 5% and the assumption that such Class C Unit had not been redeemed until the fifth anniversary of the Initial Closing (the “Make Whole Premium”).

Holder Redemptions

Upon the occurrence of a REIT Event or a Material Breach, in each case, subject to certain notice and cure rights, holders of Class C Units will have the right to require the Company to redeem any Class C Units submitted for redemption for an amount equivalent to what the holders of Class C Units would have been entitled to receive in a Fundamental Sale Transaction if the date of redemption were the date of the consummation of the Fundamental Sale Transaction.

From time to time on or after the fifth anniversary of the Initial Closing, and at any time following the rendering of a judgment enjoining or otherwise preventing the holders of Class C Units, the Brookfield Investor or the Special General Partner from exercising their rights under the A&R LPA, any holder of Class C Units may, at its election, require the Company to redeem any or all of its Class C Units for an amount in cash equal to the liquidation preference.

The OP will not be required to make any redemption of less than all of the Class C Units held by any holder requiring a payment of less than $15.0 million. If any redemption request would result in the total liquidation preference of Class C Units remaining outstanding being equal to less than $35.0 million, the OP will have the right to redeem all then outstanding Class C Units in full.

Remedies Upon Failure to Redeem

Three months after the failure of the OP to redeem Class C Units when required to do so, the Special General Partner will have the exclusive right, power and authority to sell the assets or properties of the OP for cash at such time or times as the Special General Partner may determine, upon engaging a reputable, national third party sales broker or investment bank reasonably acceptable to holders of a majority of the then outstanding Class C Units to conduct an auction or similar process designed to maximize the sales price. The Special General Partner will not be permitted to make sales to the Special General Partner, any other holder of a majority or more of the then outstanding Class C Units or any of their respective affiliates. The proceeds from sales of assets or properties by the Special General Partner must be used first to make any and all payments or distributions due or past due with respect to the Class C Units, regardless of the impact of such payments or distributions on the Company or the OP. The Special General Partner will not be permitted to take any action without first obtaining any approval, including the approval of the Company’s stockholders, required by applicable Maryland law, as determined in good faith by the Board upon the advice of counsel.

In addition and as described elsewhere herein, three months after the failure of the OP to redeem Class C Units when required to do so:

•	the holder of the Redeemable Preferred Share will have the right to increase the size of the Board by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of the Board and fill the vacancies created by the expansion of the Board;

•	the 5% per annum PIK Distribution rate will increase to a per annum rate of 7.5%, and would further increase by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%; and

•	the standstill (but not the standstill on voting) provisions otherwise applicable to the Covered Brookfield Entities will terminate.

Company Liquidation Preference Reduction Upon Listing

In the event a listing of the Company’s common stock on a national stock exchange occurs prior to the fifth anniversary of the Initial Closing, the OP would, until the fifth anniversary of the Initial Closing, have the right to elect to reduce the liquidation preference of any Class C Units outstanding to $0.10 per unit by paying an amount equal to the amount of such reduction (the “Reduction Amount”) plus a pro rata share of a Make Whole Premium attributable to such Class C Units calculated based on, for these purposes only, (a) in the case of a reduction payment prior to February 27, 2019, a number of Class C Units reflecting a funded amount of $400.0 million, whether or not such amount was entirely funded, and (b) in the case of a reduction payment after February 27, 2019, the number of Class C Units subject to reduction. Following any such reduction and until the seven-year anniversary of the Initial Closing, the Class C Units that were subject to the reduction would be convertible into a number of OP Units (the “Deferred Distribution Amount”) that, if positive, equals the Reduction Amount divided by the then current Conversion Price, less the Reduction Amount divided by the current market price for the Company’s common stock, less any excess tax distributions received divided by the current market price for the Company’s common stock. Notwithstanding the foregoing, the delivery of OP Units comprising the Deferred Distribution Amount may be restricted in certain circumstances described in the A&R LPA, and, to the extent any OP Units are not delivered as a result of these restrictions, the holder will instead be entitled to receive an amount in cash equal to the corresponding portion of the Reduction Amount associated with the Class C Units underlying any undelivered OP Units.

Company Redemption After Five Years

At any time and from time to time on or after the fifth anniversary of the Initial Closing, the Company will have the right to elect to redeem all or any part of the issued and outstanding Class C Units for an amount in cash equal to the liquidation preference.

Transfer Restrictions

Subject to certain exceptions, the Brookfield Investor will generally be permitted to make transfers of Class C Units without the prior consent of the Company, provided that any transferee must customarily invest in these types of securities or real estate investments of any type or have in excess of $100.0 million of assets. In addition, to the extent a transferee would hold in excess of (i) 20% of the outstanding shares of the Company’s common stock on an as-converted basis, the transferee would be required to execute a joinder with respect to the standstill provisions contained in the SPA, and (ii) 35% of the outstanding shares of the Company’s common stock on an as-converted basis, the transferee would be required to execute a joinder with respect to the standstill on voting provisions contained in the SPA.

Preemptive Rights

For so long as no Funding Failure has occurred, if the Company or the OP proposes to issue additional equity securities, subject to certain exceptions and in accordance with the procedures in the A&R LPA, any holder of Class C Units that owns Class C Units representing more than 5% of the outstanding shares of the Company’s common stock on an as-converted basis will have certain preemptive rights.

Framework Agreement

In connection with entering into the SPA, the Company and the OP have also entered into the Framework Agreement with the Advisor, the Property Manager, Crestline and the Special Limited Partner, as well as the Brookfield Investor for certain limited purposes.

The Framework Agreement terminates automatically upon the termination of the SPA in accordance with its terms prior to the Initial Closing, and the Advisor may not engage in any negotiations or enter into an agreement with respect to a competing transaction until the closing or earlier termination of the Framework Agreement. In addition, the Company and the OP have agreed that they will not terminate the Advisory Agreement or certain property management agreements without cause prior to the consummation of the transactions contemplated by the SPA or the termination thereof.

Advisor Transactions

Pursuant to the Framework Agreement, the Advisor, the Property Manager and Crestline have agreed to assist the Company with the transitioning from an externally managed company with no employees of its own that is dependent on the Advisor and its affiliates to manage its day-to-day operations to a self-managed company. At the Initial Closing, the Advisory Agreement will be amended (the “Advisory Amendment”) to terminate on the later of (i) March 31, 2017, and (ii) the date of the Initial Closing, unless, on or prior to March 1, 2017, the Independent Directors provide written notice to the Advisor that such Independent Directors desire to extend the term of the Advisory Agreement, in which case, the Advisory Agreement will terminate on May 31, 2017. The Advisory Amendment will also provide the Company the option to extend the Advisory Agreement for one additional two-calendar month period upon written notice to the Advisor by the Independent Directors given no later than May 1, 2017. Alternatively, in lieu of or in addition to extending the term of the Advisory Agreement, at the Company’s request, the Company, the OP and the Advisor may enter into one or more short-term transition services agreements with the Advisor and/or Crestline, in each case, substantially in the form attached to the Framework Agreement (the “Transition Services Agreement”). Pursuant to any Transition Services Agreement, the Advisor, Crestline or certain of their respective affiliates, as applicable, would provide mutually agreed transition services to the Company and the OP in exchange for a mutually agreed rate of compensation. The term of the Transition Services Agreement would begin no sooner than the later of (i) April 1, 2017, and (ii) the date of the Initial Closing.

The Advisory Amendment also would terminate certain fees payable to the Advisor in respect of any event or transaction consummated on or after the effective date of the Advisory Amendment, including acquisition fees, real estate commissions, annual subordinated performance fees and financing coordination fees. On and after the effective date of the Advisory Amendment, only asset management fees and expense reimbursements will be payable to the Advisor by the Company and its subsidiaries, net of employee costs directly paid by the Company and its subsidiaries.

Pursuant to the Framework Agreement, if the SPA is terminated in accordance with its terms prior to the Initial Closing or the Initial Closing does not occur on or prior to June 1, 2017, then the Advisory Amendment will not become effective, and, instead, the Advisory Agreement will be automatically amended with the sole modification being that the term of the Advisory Agreement will continue in force until March 31, 2018 (unless the SPA is terminated prior to March 31, 2017, in which case, the term of the Advisory Agreement will expire on the one-year anniversary of the date of termination of the SPA), and thereafter such term shall automatically renew for successive one-year periods (subject to the prior written notice by the Independent Directors or the Advisor, as applicable, of non-renewal). From and after the expiration of such initial extension term, either the Independent Directors or the Advisor may terminate the Advisory Agreement without cause on 90 days’ prior written notice.

Until the expiration without renewal or termination of the Advisory Agreement, the Advisor and its affiliates have agreed to use their respective commercially reasonable efforts to assist the Company and its subsidiaries to take such actions as the Company and its subsidiaries reasonably deem necessary to transition to self-management, including, but not limited to providing books and records, accounting systems, software and office equipment. In addition, the Advisor has agreed to assign some of these operational assets to the Company effective as of the Initial Closing and has granted the Company the option to license certain office space, as well as a short-term transitional license to continue use of the Company’s current brand name and website, in each case, effective as of the Initial Closing. The Advisor has also granted the Company the right to hire certain of employees of the Advisor or its affiliates who are currently involved in the management of the Company’s day-to-day operations, including all of the Company’s current executive officers, and has made other agreements in order to promote retention of these individuals which relate to the compensation payable to them and other terms of their employment by the Advisor and its affiliates prior to the Initial Closing.

Property Management Transactions

The Company, directly or indirectly through its taxable REIT subsidiaries, has property management agreements with the Property Manager with respect to substantially all of the Company’s hotels, and the Property Manager, in turn, engages Crestline or a third-party sub-property manager to manage these hotels. These agreements are intended to be coterminous, meaning that the term of the Company’s agreement with the Property Manager is the same as the term of the Property Manager’s agreement with the applicable sub-property manager for the applicable hotel properties, with certain exceptions. The Framework Agreement contemplates a series of amendments, assignments and terminations with respect to these existing property management arrangements (collectively, the “Property Management Transactions”), pursuant to which, among other things and effective at the Initial Closing:

•	existing property management agreements for a total of 69 hotels currently sub-managed by Crestline (collectively, the “Crestline Agreements”) would be assigned by the Property Manager to Crestline;

•	existing property management agreements for a total of five additional hotels (together with the “Crestline Agreements,” the “Long-Term Agreements”) would be transitioned to Crestline with the sub-property management agreements with the current sub-property managers being terminated;

•	in connection with the assignment of the Long-Term Agreements to Crestline, they would be amended to provide:

o	the total property management fee of up to 4.0% of the monthly gross receipts from the properties would be reduced to 3.0%;

o	no change to the remaining term (generally 18 to 19 years), which would also continue automatically for three five-year terms unless either party provides advance notice of non-renewal;

o	that the termination provisions would be changed from being generally only terminable by the Company prior to expiration for cause and not in connection with a sale such that, beginning on the first day of the 49th month following the Initial Closing, the Company would have an “on-sale” termination right upon payment of a fee in an amount equal to two and one half times the property management fee in the trailing 12 months, subject to customary adjustments; and

o	if, during the six years immediately following the Initial Closing, the Company sells a hotel managed pursuant to a Long-Term Agreement, the Company will have the right to terminate the applicable Long-Term Agreement with respect any property that is being sold and concurrently replace it with a comparable hotel owned by the Company and managed pursuant to a short-term agreement, by terminating that hotel’s existing property manager and retaining Crestline on the same terms as the Long-Term Agreement being replaced;

•	the property management agreements for 65 other hotels would be terminated and the current sub-property managers would continue managing these hotels in accordance with the existing property management terms.

As consideration for the Property Management Transactions, the Company and the OP will:

•	pay a one-time cash amount equal to $10.0 million to the Property Manager;

•	make a monthly cash payment in the amount of $33,333.33 to the Property Manager on the 15th day of each month for the 12 months following the Initial Closing;

•	issue 279,329 shares of the Company’s common stock, subject to certain adjustments, to the Property Manager;

•	waive any and all obligations of the Advisor to refund or otherwise repay any Organization or Offering Expenses (as defined in the Advisory Agreement) to the Company in an amount acknowledged to be $5,821,988; and

•	convert all 524,956 units of limited partner interests in the OP entitled “Class B Units” held by the Advisor into 524,956 OP Units, and, immediately following such conversion, redeem such 524,956 OP Units for 524,956 shares of the Company’s common stock.

Mutual Release

Pursuant to the Framework Agreement, immediately prior, but subject to, the Initial Closing, each of the Advisor, Special Limited Partner, Property Manager and Crestline (on behalf of themselves and each of their respective affiliates), on the one hand, and the Company and the OP, on the other hand, will enter into a general mutual waiver and release, which will generally provide for releases of all claims arising prior to the Initial Closing (whether known or unknown), except for claims under the Framework Agreement and related transaction documents. In addition, the parties have agreed that existing indemnification rights under the Company’s and the OP’s organizational documents, the Advisory Agreement, certain property management agreements and the existing indemnification agreement between the Company, its directors and officers, and the Advisor and certain of its affiliates will survive the Initial Closing solely with respect to claims from third parties.

Other Agreements

The Framework Agreement also provides that, upon the Initial Closing, the special limited partner interest in the OP held by the Special Limited Partner will automatically be forfeited and redeemed by the OP without the payment of any consideration to the Special Limited Partner or any of its affiliates.

Pursuant to the Framework Agreement, the Company has also agreed to redeem 90 OP Units held by the Advisor for 90 shares of the Company’s common stock.

The Framework Agreement also includes a right of first refusal for each of the Company and the Brookfield Investor in connection with (i) any proposed transfer, directly or indirectly, of all or substantially all of the 60% equity interest in Crestline held by the Advisor or its affiliates to any person other than to one of their affiliates or Barcelo Crestline Corporation or its affiliates (“Permitted Acquirors”), the owner of the other 40% equity interest in Crestline, or (ii) any proposed transfer of all or a substantial portion of the assets of Crestline to any person other than to Permitted Acquirors.

Registration Rights Agreement

The issuance of the Redeemable Preferred Share and Class C Units pursuant to the SPA and the issuance of shares of the Company’s common stock pursuant to the Framework Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Pursuant to a registration rights agreement to be entered into at the Initial Closing in the form attached as an exhibit to the SPA and as an exhibit to the Framework Agreement, holders of Class C Units will have certain shelf, demand and piggyback rights to register the resale of the Company’s common stock issuable upon redemption of OP Units issuable upon conversion of Class C Units and the Advisor and the Property Manager will have similar rights with respect to the shares of the Company’s common stock issuable to them under the Framework Agreement.

Summit Agreements

On January 12, 2017, the Company, through a wholly owned subsidiary of the OP, entered into an amendment (the “Summit Amendment”) to the Summit Agreement.

Under the Amendment, the closing date for the purchase of seven of the hotels remaining to be purchased under the Summit Agreement for an aggregate purchase price of $66.8 million was extended from January 12, 2017 to April 27, 2017, following an amendment entered into on January 10, 2017 to extend the closing date from January 10, 2017 to January 12. 2017. The closing date for the purchase of an eighth hotel to be purchased under the Summit Agreement for an aggregate purchase price of $10.8 million was extended from January 12, 2017 to October 24, 2017. Summit has informed the Company that this eighth hotel is subject to a pending purchase and sale agreement with a third party, and, if this sale is completed, the Company’s right and obligation to purchase this hotel will terminate in accordance with the terms of the Summit Agreement.

Concurrent with the Company’s entry into the Summit Amendment, the Company entered into an amendment to the Summit Loan (the “Loan Amendment”).

Pursuant to the Loan Amendment, the maturity date of the loan under the Summit Loan was extended from February 11, 2017 to February 11, 2018, and additional amortization payments totaling $2.0 million were scheduled to occur in the amount of $1.0 million each on the last day of August and September 2017. As of December 31, 2016, $23.4 million was outstanding under the Summit Loan. If the closing of the Company’s purchase of the seven hotels under the Summit Agreement occurs prior to February 11, 2018, then the outstanding principal of the Summit Loan and any accrued interest thereon shall become immediately due and payable in full.

Concurrent with the Company’s entry into the Summit Amendment and the Loan Amendment, the Company and Summit entered into a new loan agreement pursuant to which Summit agreed to loan the Company an additional $3.0 million (the “Additional Loan Agreement”) as consideration for the Summit Amendment. The maturity date of the loan under the Additional Loan Agreement (the “Additional Loan”) is July 31, 2017, however, if the sale of the seven hotels to be sold pursuant to the Summit Agreement on April 27, 2017 is completed on that date, the entire principal amount of the Additional Loan will be deemed paid in full and the interest accrued thereon shall become immediately due and payable. The Additional Loan initially bears interest at a rate of 13.0% per annum, of which 9.0% is paid in cash monthly and an additional 4% (the “Added Rate”) will accrue and be compounded monthly and added to the outstanding principal balance at maturity unless otherwise paid in cash by the Company. On February 11, 2017, the Added Rate will be increased by 1%. The Company must make amortization payments in the amount of $1.0 million on the last day of May, June and July 2017. The Additional Loan may be prepaid in whole or in part at any time, without payment of any penalty or premium.

The material terms of the Summit Agreement and the Summit Loan to the Company are described in the Company’s Current Report on Form 8-K filed with SEC on February 16, 2016. Other than as described in this Current Report on Form 8-K, there are no other material relationships between the Company and Summit.

The summaries above of the terms of the Summit Amendment, the Loan Amendment and the Additional Loan Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Summit Amendment, the Loan Amendment and the Additional Loan Agreement, copies of which are filed as Exhibits 10.3, 10.4 and 10.5 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Summit Agreements” is hereby incorporated by reference in this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 3.02.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2017, as required by the SPA, William M. Kahane, executive chairman of the Board, resigned from the Board and as executive chairman effective upon, and subject to, the occurrence of the Initial Closing.

On January 12, 2017, Robert H. Burns resigned from the Board effective upon, and subject to, the occurrence of the Initial Closing and any request by the Board for him to be nominated as one of the Additional Independents.

Messrs. Kahane and Burns did not resign pursuant to any disagreement with the Company. Messrs. Burns and Kahane have advised the Company they will no longer be responsible for any part of any registration statement filed by the Company pursuant to and consistent with 15 U.S.C.§ 77k(b)(l).

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 13, 2017, pursuant to the SPA, the Company will file the Initial Articles Supplementary with the SDAT, which will become effective upon acceptance for record.

The Initial Articles Supplementary elect to cause the Company to be subject to Section 3-804(c) of the MGCL that would require any vacancy on the Board, with respect to any member of the Board elected by holders of shares of the Company’s common stock, to be filled only by the majority vote of the remaining directors and for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies notwithstanding anything to the contrary in the Company’s charter or bylaws. The Company’s bylaws currently provide that: any vacancy on the Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors; and any individual so elected as director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

The summary of the Initial Articles Supplementary contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Initial Articles Supplementary, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated into this Item 5.03 by reference.

Item 8.01.	Other Events.

Press Release

On January 13, 2017, the Company issued a press release announcing the execution of the SPA and the Framework Agreement and related information, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Suspension of Distributions

On January 13, 2017, as authorized by the Board, and in connection with its approval of the Company’s entry into the SPA, the Board suspended the distributions that were payable to the Company’s stockholders of record in shares of the Company’s common stock each day during January 2017 in an amount equal to 0.000186301 per share per day. These distributions were payable on a monthly basis by the fifth day following each month-end to stockholders of record at the close of business each day during the prior month and will be payable to stockholders of record on each day during the period from January 1, 2017 to January 13, 2017.

Suspension of SRP

On January 13, 2017, as authorized by the Board, the Company’s Amended and Restated Share Repurchase Program was suspended effective as of January 23, 2017.

Suspension of DRIP

On January 13, 2017, as authorized by the Board, the Company’s Distribution Reinvestment Plan was suspended effective as of February 12, 2017.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the Company’s ability to complete the transactions contemplated by the SPA and the Framework Agreement, which are subject to conditions, on their current terms, or at all; the Company’s ability to complete its pending acquisitions of hotels on the current terms, or at all; the Company’s ability to obtain additional debt or equity financing to meet its capital needs, pursuant to the transactions contemplated by the SPA or otherwise; risks associated with the Company’s proposed transition to self-management pursuant to the Framework Agreement; changes in interest rates; the effect of general market, real estate market, economic and political conditions, including global credit market conditions; the effect of market conditions that affect all hotel properties and risks common to the hotel industry; the Company’s ability to make scheduled payments on its debt and preferred equity obligations; the degree and nature of the Company’s competition; the availability of qualified personnel to ARC Hospitality and its property managers, including Crestline; the Company’s ability to qualify and maintain qualification as a REIT; and other factors, many of which are beyond Company’s control, including other factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Articles Supplementary of American Realty Capital Hospitality Trust, Inc. to be filed with the State Department of Assessments and Taxation of Maryland on January 13, 2017.

10.1

Securities Purchase, Voting and Standstill Agreement, dated as of January 12, 2017, by and among American Realty Capital Hospitality Trust, Inc., American Realty Capital Hospitality Operating Partnership, LP and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

10.2

Framework Agreement, dated as of January 12, 2017, by and among American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC, Crestline Hotels & Resorts, LLC, American Realty Capital Hospitality Trust, Inc., American Realty Capital Hospitality Operating Partnership, LP, American Realty Capital Hospitality Special Limited Partnership, LLC, and solely in connection with Sections 7(b), 7(d), 8, 9 and 10 through 22 (inclusive) thereto, Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

10.3	Letter Agreement, dated as of January 12, 2017, by and among Summit Hotel OP, LP and certain related sellers and American Realty Capital Hospitality Portfolio SMT ALT, LLC.

10.4

First Amendment, dated as of January 12, 2017, to the Loan Agreement, dated as of February 11, 2016, between American Realty Capital Hospitality Trust, Inc. as Borrower and Summit Hotel OP, LP, as Lender.

10.5	Loan Agreement, dated as of January 12, 2017, between American Realty Capital Hospitality Trust, Inc. as Borrower and Summit Hotel OP, LP, as Lender.

99.1	Press Release dated January 13. 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: January 13, 2017	By:	/s/ Jonathan P. Mehlman
Jonathan P. Mehlman
Chief Executive Officer and President